Exhibit 99.1

Alexei A. Andreev Employment AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of December 2, 2015, by and between Alexei A. Andreev (“Andreev”), and Harris & Harris Group, Inc., a New York corporation (the “Company”).

R E C I T A L S:

A. Andreev will join AutoTech Ventures ("AutoTech") as a Managing Director on December 2, 2015, the date of the first closing of AutoTech Fund I, L.P. (the "Fund") (the "Commencement Date"); and

B. AutoTech and H&H Ventures Management, Inc., a wholly owned subsidiary of the Company, have signed an Administrative Services Agreement.

A G R E E M E N T:

THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereby agree as follows:

1.                  Alexei Andreev.

1.1 The Company agrees and understands that Andreev shall become a Managing Director of AutoTech prior to the Commencement Date. Upon Andreev’s admission to AutoTech as a Managing Director, Andreev will cease to be a Managing Director of the Company, and Andreev will assume a new title of Venture Partner of the Company.

1.2 Notwithstanding the foregoing, Andreev shall continue to serve as the Company’s representative on the board of directors of D-Wave Systems, Inc., Adesto Technologies Corporation, EchoPixel, Inc., and NGX Bio, Inc., (collectively, the "Legacy Companies"), until such time that the Company and/or Andreev change that representation.

1.3 The Company and Andreev agree that for so long as Andreev is a Managing Director of AutoTech, other than with respect to the Legacy Companies, he shall not source, lead, manage or otherwise invest in any deals on behalf of the Company or its affiliates.

(a) As part of this Agreement and without any further compensation, Andreev will be available to the Company to advise and consult the Company’s Managing Directors on topics related to the Company.

1.4 The Company and Andreev agree to the following with respect to Andreev’s compensation and benefits:

1.4.1 From the Commencement Date through December 31, 2015, Mr. Andreev will remain a full-time employee of the Company and continue to receive the same compensation and benefits as he had been receiving prior to the Commencement Date.

1.4.2 Beginning January 1, 2016, Mr. Andreev will transition to a part-time employee of the Company and the Company will compensate Andreev:

a) $180,000 annualized, paid in 24 equal installments, each on the 15th day of each month and the final day of each month, for his part-time employment with the Company while the Fund's aggregate capital commitment from its investors is equal to or less than $49,999,999, until such point that Andreev is no longer managing all four of the Legacy Companies. At such time, the Company will reduce Andreev’s compensation commensurate with his involvement with the Company to a level determined by the Company and Andreev; or

b) $115,000 annualized, paid in 24 equal installments, each on the 15th day of each month and the final day of each month, for his part time employment with the Company after the Fund's aggregate capital commitment from its investors is equal to or greater than $50,000,000, until such point that Andreev is no longer managing all four of the Legacy Companies. At such time, the Company will reduce Andreev’s compensation commensurate with his involvement with the Company to a level determined by the Company and Andreev.

1.4.3 The Company will not pay any benefits, including health insurance, to Andreev after December 31, 2015. Andreev will be eligible to participate in the Company’s 401(k) Plan, including the match benefit, if such benefit is approved by the Board of Directors on an annual basis and Andreev is employed by the Company as of December 31 in each year of employment.

1.4.4 The Company will reimburse all reasonable and necessary business expenses incurred by Andreev in fulfilling his responsibilities to the Company as outlined in this Agreement.

1.4.5 At the discretion of the Compensation Committee of the Company’s Board of Directors, Andreev will be eligible for a bonus and/or future equity grants while he is a part-time employee of the Company if and as granted by the Compensation Committee of Company’s Board of Directors.

2.                  Term of Agreement; Amendment.

2.1 Either party can terminate this Agreement with 30 days’ notice to the other party.

2.2 Except for the right to terminate as set forth in this section, this Agreement may be amended only with the written consent of each of the parties hereto.

3.                  Miscellaneous.

3.1 Assignment; Binding Agreement. No party may assign any of its rights or obligations under this Agreement without the written consent of the other party hereto. This Agreement shall be binding upon the transferees, successors, assigns and legal representatives of the parties hereto.

3.2 Severability. Each provision of this Agreement is intended to be severable. If any term or provision hereof is found to be illegal, invalid or unenforceable for any reason whatsoever, such illegality, invalidity or unenforceability shall not affect the validity of the remainder of this Agreement.

3.3 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon delivery by confirmed facsimile transmission, nationally recognized overnight courier service, or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party.

3.4 Jurisdiction. The laws of the State of New York (without reference to conflicts of laws provisions) shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties.

3.5 Counterparts. This Agreement may be executed in one or more counterparts, which together shall constitute one instrument.

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IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first above written.

Alexei A. Andreev

By: /s/ Alexei A. Andreev
       Alexei A. Andreev

Address:

559 Everett Avenue

Palo Alto, CA 94301

Harris & Harris Group, Inc.

By: /s/ Daniel B. Wolfe

Name: Daniel B. Wolfe

Title: President

Address:

1450 Broadway, 24th Floor

New York, NY 10018

SIGNATURE PAGE TO

ANDREEV EMPLOYMENT AGREEMENT